Exhibit 99.2

Ad-hoc notification pursuant to Article 17 of Regulation (EU) No. 596/2014

ADTRAN Holdings, Inc.: Guidance for the third quarter of 2023 expected to deviate from analyst consensus

Huntsville, Alabama (United States of America). August 7, 2023

Based on the financial results for the second quarter of 2023 and the first half year of 2023, ADTRAN Holdings, Inc. (“ADTRAN Holdings” or the “Company”) (NASDAQ: ADTN; FSE: QH9), expects the Company’s guidance range for the third quarter 2023 to deviate from analyst consensus as follows:

•	The guidance range for GAAP revenue is expected to be between $275 million to $305 million and between 20% and 11% below analyst consensus ($342 million).

•	The guidance range for non-GAAP operating margin is expected to be between -5% and 0% and 8.7 percentage points to 3.7 percentage points below analyst consensus (3.7%).

The expected guidance range for the third quarter 2023 is based on the following financial results for the second quarter of 2023 which were within our guidance.

•	GAAP revenue is $327.4 million and up 1.1% quarter-over-quarter.

•	Non-GAAP operating margin is 1.1% and up 2.7 percentage points quarter-over-quarter.

The information contained in this ad hoc notification is solely based on unaudited condensed consolidated results. Non-GAAP operating margin (which is calculated as non-GAAP operating income divided by revenue) is a non-GAAP financial measure. A reconciliation between GAAP operating loss for the second quarter and non-GAAP operating income is set forth in the table provided below. In addition, the Company has provided third quarter earnings guidance with regard to non-GAAP operating margin. This measure excludes from the corresponding GAAP financial measure the effect of adjustments as described below under “Explanation of Use of Non-GAAP Financial Measures.” The Company has not provided a reconciliation of such non-GAAP guidance to guidance presented on a GAAP basis because it cannot predict and quantify without unreasonable effort all of the adjustments that may occur during the period.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this ad hoc notification which are not historical facts, such as those relating to strategy, outlook and financial guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can also generally be identified by the use of words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “could” and similar expressions. In addition, ADTRAN Holdings, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such projections and other forward-looking information speak only as of the date hereof, and ADTRAN Holdings undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise, except to the extent as may be required by law. All such forward-looking statements are necessarily estimates and reflect management’s best judgment based upon current information. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by ADTRAN Holdings include, but are not limited to: (i) risks and uncertainties related to manufacturing and supply chain constraints; (ii) risks and uncertainties related to the completed business combination between the Company, ADTRAN, Inc. (“ADTRAN”) and Adtran Networks SE (“Adtran Networks”), including risks related to the ability to successfully integrate ADTRAN’s and Adtran Networks’ businesses, the disruption of management time from ongoing business operations due to integration efforts following the business combination, and the risk that ADTRAN Holdings may be unable to achieve expected synergies or that it may take longer or be more costly than expected to achieve those synergies; (iii) the risk of fluctuations in revenue due to lengthy sales and approval processes required by major and other service providers for new products, as well as tighter inventory management of ADTRAN Holdings’ customers; (iv) the risk posed by potential breaches of information systems and cyber-attacks; (v) the risk that ADTRAN Holdings may not be able to effectively compete, including through product improvements and development; (vi) risks related to ongoing patent litigation; and (vii) other risks set forth in ADTRAN Holdings’ public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, as well as its Form 10-Q for the quarter ended March 31, 2023.

Explanation of Use of Non-GAAP Financial Measures

Set forth in the table below is a reconciliation of operating loss as reported based on generally accepted accounting principles in the United States (“GAAP”), to non-GAAP operating income. Such non-GAAP measure excludes acquisition related expenses, amortization and adjustments (consisting of intangible amortization of backlog, inventory fair value adjustments, developed technology, customer relationships, and trade names acquired in connection with business combinations), stock-based compensation expense, pension adjustments, restructuring expenses, integration expenses, and deferred compensation adjustments. This measure is used by management in our ongoing planning and annual budgeting processes. Additionally, we believe the presentation of non-GAAP operating income, when combined with the presentation of the most directly comparable GAAP financial measure, GAAP operating loss, is beneficial to the overall understanding of ongoing operating performance of the Company. This non-GAAP financial measure is not prepared in accordance with, or as an alternative for, GAAP and therefore should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Additionally, our calculation of non-GAAP measures may not be comparable to similar measures calculated by other companies.

Reconciliation of GAAP Operating Loss to Non-GAAP Operating Income

(Unaudited, in millions)

Three Months Ended June 30, 2023
Operating Loss	$(44,628)
Acquisition-related expenses, amortizations, and adjustments (1)	$37,837
Stock-based compensation expense	$4,309
Restructuring expenses (2)	$5,868
Integration expenses	$563
Deferred compensation adjustments (3)	$(307)
Pension adjustments	—
Non-GAAP Operating Income	$3,642

(1)	Includes intangible amortization of backlog, inventory fair value adjustments, developed technology, customer relationships, and trade names acquired in connection with business combinations.
(2)

Includes expenses for restructuring program designed to optimize the assets and business processes, and information technology systems of the Company in relation to the Business Combination with Adtran Networks.

(3)

Includes non-cash change in fair value of equity investments held in the ADTRAN Holdings, Inc. Deferred Compensation Program for Employees, all of which is included in selling, general and administrative expenses on the condensed consolidated statement of (loss) income.

Published by

Adtran Holdings, Inc.

www.adtran.com

For media

Gareth Spence

+44 1904 699 358

public-relations@adva.com

Notifying person and contact for investors

Steven Williams

+49 89 890 665 918

investor.relations@adtran.com